Exhibit (h)(8)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (“Amendment”) to the Administration Agreement (the “Administration Agreement”), dated June 2, 1994, between Smith Barney Advisers, Inc. (“SBA”) and Consulting Group Capital Markets Funds (the “Trust”), as amended in the Amendment to Administration Agreement between Smith Barney Fund Management LLC (“SBFM”) (successor in interest to SBA) and the Trust, dated as of September 1, 2005, and as further amended in the Amendment to Administration Agreement between SBFM and the Trust, dated December 1, 2005, is entered into by the Trust and SBFM (the “Administrator”) as of August 30, 2006 (the “Effective Date”).

WHEREAS, the Administrator is the successor to SBA; and

WHEREAS, Citigroup Inc. (“Citigroup”), the former parent company of SBFM, sold substantially all of its worldwide asset management business, including SBFM, to Legg Mason, Inc., effective December 1, 2005 (the “Transaction”); and

WHEREAS, the Trust and SBFM entered into an Amendment to Administration Agreement dated December 1, 2005 in which SBFM agreed to serve as the Trust’s Administrator until the first anniversary of the Transaction, with a provision allowing for the automatic continuance of the Administration Agreement thereafter for successive annual terms, provided that such continuance was specifically approved at least annually by the Board; and

WHEREAS, the undersigned now wish to amend the Administration Agreement to reflect revised terms upon which the Administrator will provide administration services to the Trust.

NOW, THEREFORE, the Administration Agreement is hereby amended as follows:

Section 7 of the Administration Agreement is hereby deleted in its entirety and replaced with the following new Section 7:

1. “7. Term of Agreement”

This Agreement shall terminate on December 31, 2006, provided that the Administrator has given at least ninety (90) days written notice to the Trust specifying such termination date.

Except as amended herein, all the provisions of the Administration Agreement (as previously amended) shall remain unchanged and in full force and effect. This Amendment shall be effective upon the date written above.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment to Administration Agreement as of the date first written above.

SMITH BARNEY FUND MANAGEMENT LLC		CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/s/ Robert B. Shepler	By:	/s/ James J. Tracy
	Robert B. Shepler		James J. Tracy
	Senior Vice President		Executive Vice President